The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-131143
Subject to Completion. Dated April 16, 2008
Prospectus Supplement to Prospectus dated March 25, 2008

500,000 Shares

          % Series A Non-Cumulative Perpetual
Convertible Preferred Stock

Huntington Bancshares Incorporated is offering 500,000 shares of our     % Series A Non-Cumulative Perpetual Convertible Preferred Stock, which we refer to as the Preferred Stock.

Dividends on the Preferred Stock will be payable quarterly in arrears, when, as and if authorized by our board of directors and declared by us, at an annual rate of     % per year on the liquidation preference of $1,000 per share. The dividend payment dates will be the fifteenth day of each January, April, July and October, commencing on July 15, 2008, or the next business day if any such day is not a business day.

Dividends on the Preferred Stock will be non-cumulative. If for any reason our board of directors does not authorize and we do not declare full cash dividends on the Preferred Stock for a quarterly dividend period, we will have no obligation to pay any dividends for that period, whether or not our board of directors authorizes and we declare dividends on the Preferred Stock for any subsequent dividend period. However, with certain limited exceptions, if we have not declared and paid or set aside for payment full quarterly dividends on the Preferred Stock for a particular dividend period, we may not declare or pay dividends on, or redeem, purchase or acquire, our common stock or other junior securities during the next succeeding dividend period.

Each share of the Preferred Stock may be converted at any time, at the option of the holder, into           shares of our common stock (which reflects an approximate initial conversion price of $      per share of our common stock) plus cash in lieu of fractional shares, subject to anti-dilution adjustments. The conversion rate will be adjusted as described herein upon the occurrence of certain make-whole acquisition transactions and other events.

The Preferred Stock is not redeemable by us at any time. On or after April   , 2013, if the closing price of our common stock exceeds 130% of the conversion price for 20 trading days during any 30 consecutive trading day period, including the last trading day of such period, ending on the trading day preceding the date we give notice of mandatory conversion, we may at our option cause some or all of the Preferred Stock to be automatically converted into common stock at the then prevailing conversion rate.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HBAN”. The NASDAQ Official Closing Price of our common stock on April 15, 2008 was $9.30 per share.

The shares of the Preferred Stock are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Investing in the shares of the Preferred Stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2007.

	Per Share	Total

Price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to Huntington Bancshares (before expenses)	$	$

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 75,000 shares of Preferred Stock to the extent the underwriters sell more than 500,000 shares of Preferred Stock in this offering.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of the Preferred Stock against payment in New York, New York on or about April   , 2008.
Joint Book-Running Managers

MORGAN STANLEY	LEHMAN BROTHERS

Co-Managers
Huntington Investment Company
SunTrust Robinson Humphrey
Wachovia Securities
April   , 2008.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Preferred Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

All references in this prospectus supplement to “Huntington,” “we,” “us,” “our” or similar references mean Huntington Bancshares Incorporated and its successors, and include our consolidated subsidiaries where the context so requires. When we refer to the “Bank” in this prospectus supplement, we mean The Huntington National Bank, our only bank subsidiary.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act ”), and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, including the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	competitive pressures on product pricing and services and financial institutions generally;

•	changes in the interest rate environment may reduce interest margins;

•	prepayment rates, loan originations and sale volumes, charge-offs and loan loss provisions are inherently uncertain;

•	deterioration in our loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected;

•	general economic conditions, either nationally or in the states in which we do business, may be less favorable than expected;

•	political developments, wars or other hostilities may disrupt or increase volatility in securities markets or otherwise affect economic conditions;

•	changes and trends in the capital markets;

•	the nature, extent and timing of legislative or regulatory changes, reforms or actions, or significant litigation, may adversely affect the businesses in which we are engaged;

•	our ability to maintain favorable ratings from rating agencies;

•	effects of critical accounting policies and judgments;

•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies;

•	fluctuation of our stock price;

•	ability to attract and retain our key personnel;

•	ability to receive dividends from our subsidiaries;

•	potential dilutive effect of future acquisitions on current stockholders’ ownership of Huntington;

•	the businesses of Huntington and that of any pending or approved acquisition may not be integrated successfully or such integration may take longer to accomplish than expected;

S-iii

•	the expected cost savings and any revenue synergies from acquisitions may not be fully realized within the expected timeframes;

•	disruption from acquisitions may make it more difficult to maintain relationships with clients, associates, or suppliers;

•	the required governmental approvals of acquisitions may not be obtained on the proposed terms and schedule;

•	if required by an acquisition, Huntington and/or the stockholders of any pending or approved acquisition may not approve the acquisition;

•	success and timing of other business strategies;

•	extended disruption of vital infrastructure;

•	ability to secure confidential information through the use of computer systems and telecommunications network; and

•	the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” in the accompanying prospectus.

S-iv

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Preferred Stock. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” in the accompanying prospectus.

Huntington Bancshares Incorporated

Huntington Bancshares Incorporated is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, including our bank subsidiary, The Huntington National Bank, organized in 1866, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, reinsurance of private mortgage insurance, reinsurance of credit life and disability insurance, retail and commercial insurance agency services and other financial products and services. Our banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia and Kentucky. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Nevada, New Jersey, New York, Tennessee and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Sky Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania and Indiana. International banking services are available through the headquarters office in Columbus and limited purpose offices located in both the Cayman Islands and Hong Kong.

At March 31, 2008, Huntington had, on a consolidated basis, total assets of $56.1 billion, total deposits of $38.1 billion and stockholders’ equity of $5.9 billion.

Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HBAN”. Huntington’s principal executive office is located at Huntington Center, 41 South High Street, Columbus, Ohio 43287, telephone number: (614) 480-8300.

Recent Developments

On April 15, 2008, Huntington reported its operating results for the three months ended March 31, 2008. The following presents an overview of those operating results.

Our net income for the quarter was $127.1 million, or $0.35 per share of common stock, compared with earnings in the year-ago first quarter of $95.7 million, or $0.40 per share of common stock.

Huntington also revised its 2008 full-year reported earnings target to $1.45-$1.50 per common share, down from the previously targeted amount of $1.57-$1.62 per common share. The reduction primarily reflects a combination of assumption changes including a lower net interest margin, a higher provision for loan and lease losses, and the impact of the planned issuance of the Preferred Stock.

In addition, we announced that our board of directors has declared a quarterly cash dividend on our common stock of $0.1325 per share of common stock payable July 1, 2008, to shareholders of record on June 13, 2008. This represents a 50% reduction from the previous quarterly cash dividend of $0.265 per share of common stock.

Performance compared with the 2007 fourth quarter included:

•	Net income of $0.35 per common share, compared with a net loss of $0.65 per common share.

•	Current quarter earnings were positively impacted by $0.03 per common share reflecting the benefits of a gain from the Visa® IPO, the partial reversal of the 2007 fourth quarter Visa® indemnification charge, and a favorable tax benefit from the reduction of a previously established deferred tax valuation allowance, partially offset by net market-related losses, asset impairment, and merger costs. The 2007 fourth quarter net loss reflected the negative impact of $1.00 per common share consisting of costs associated with Franklin Credit Management Corporation (“Franklin”), net market-related losses, merger costs, a Visa® indemnification charge, and increases to litigation reserves on existing cases.

•	$88.7 million of provision for credit losses, down from $512.1 million in the 2007 fourth quarter. The current quarter included no Franklin-related provision for credit losses. In contrast, the 2007 fourth quarter total provision for credit losses of $512.1 million consisted of $405.8 million Franklin-related and $106.3 million non-Franklin related provision. Non-Franklin provision for credit losses decreased $17.7 million from $106.3 million to $88.7 million. This reflected the benefit of lower non-Franklin related commercial net charge-offs.

•	3.23% net interest margin, down from 3.26% in the 2007 fourth quarter. This reduction primarily reflected the asset-sensitive nature of our balance sheet with a more rapid downward repricing of loans compared with funding costs, primarily deposits, as interest rates declined throughout the 2008 first quarter.

•	6% annualized linked-quarter growth in average total commercial loans and a 1% annualized linked-quarter decline in average total consumer loans.

•	2% annualized linked-quarter decline in average total core deposits, primarily reflecting a seasonal decline in average non-interest bearing demand deposits.

•	$65.2 million linked-quarter increase in total non-interest income, primarily reflecting the benefits of a decline in market related losses, the current quarter’s gain from the Visa® IPO, growth in mortgage origination income, seasonal growth in insurance income, and an increase in automobile operating lease income, partially offset by current quarter seasonal declines in deposit and other service charges.

•	$69.1 million linked-quarter decline in total non-interest expense. Excluding from both periods merger-related costs, the Visa® indemnification impacts, and automobile operating lease expense, as well as asset impairment in the current quarter and the prior quarter’s increase to litigation reserves on existing cases, total non-interest expense increased. This increase was due primarily to higher seasonal expenses for payroll taxes, as well as increases in OREO and collection expenses, which more than offset the realization of 100% of the targeted $115 million annualized merger expense efficiencies.

•	$11.1 million benefit to provision for income taxes, representing a reduction to the previously established capital loss carry-forward valuation allowance as a result of the 2008 first quarter Visa® IPO.

•	$48.4 million of net charge-offs, or 0.48% of average loans and leases. The current quarter included no Franklin-related net charge-offs. These results compare with $377.9 million, or 3.77%, in the 2007 fourth quarter, which included $308.5 million of Franklin-related and $69.4 million non-Franklin related net charge-offs.

•	1.53% period-end allowance for loan and lease losses (“ALLL”) ratio, up from 1.44% at the end of the fourth quarter.

•	1% increase in non-performing assets (“NPAs”) to $1.678 billion from $1.660 billion at the end of the fourth quarter, primarily reflecting:

•	An 18% increase in non-accrual loans (“NALs”) to $377.4 million from $319.8 million at the end of the fourth quarter, with most of the increase in middle market commercial real estate (“CRE”) loans, specifically the single family home builder segment. Period-end NALs represented 0.92% of total loans and leases, up from 0.80% at December 31, 2007.

•	A 3% decline in the Franklin restructured loans, to $1.157 billion from $1.187 billion. While classified as NPAs, these loans are performing and continued to accrue interest. Importantly, first quarter cash flows exceeded that required by terms of the 2007 fourth quarter restructuring.

•	7.55% and 10.86% period-end Tier 1 and Total risk-based capital ratios, both increased from 7.51% and 10.85%, respectively at December 31, 2007, and above the regulatory “well capitalized” minimums of 6.0% and 10.0%, respectively. The “well capitalized” level is the highest regulatory capital designation.

See our Current Report on Form 8-K filed with the SEC on April 16, 2008, which is incorporated herein by reference (except for the information furnished under Item 2.02 thereof and the furnished portions of Exhibit 99.1 thereto).

The Offering

Issuer	Huntington Bancshares Incorporated, a Maryland corporation.

Securities Offered	500,000 shares of % Series A Non-Cumulative Perpetual Convertible Preferred Stock. In addition, we have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase up to 75,000 additional shares of Preferred Stock to the extent the underwriters sell more than 500,000 shares of Preferred Stock in this offering.

Dividends	Dividends on the Preferred Stock will be payable quarterly in arrears, when, as and if authorized by our board of directors and declared by us out of legally available funds at an annual rate of % on the liquidation preference of $1,000 per share.

Dividends on the Preferred Stock will be non-cumulative. If for any reason our board of directors does not authorize and we do not declare full cash dividends on the Preferred Stock for a quarterly dividend period, we will have no obligation to pay any dividends for that period, whether or not our board of directors authorizes and we declare dividends on the Preferred Stock for any subsequent dividend period.

Dividend Payment Dates	January 15, April 15, July 15 and October 15 of each year (or the following business day if such date is not a business day), commencing on July 15, 2008.

Dividend Stopper	With certain limited exceptions, if we have not declared and paid or set aside for payment full quarterly dividends on the Preferred Stock for a particular dividend period, we may not declare or pay dividends on, or redeem, purchase or acquire, our common stock or other junior securities during the next succeeding dividend period.

Redemption	The Preferred Stock is not redeemable by us at any time.

Maturity	Perpetual.

Conversion Right	Each share of the Preferred Stock may be converted at any time, at the option of the holder, into shares of our common stock (which reflects an approximate initial conversion price of $ per share of our common stock) plus cash in lieu of fractional shares, subject to anti-dilution adjustments.

If the conversion date is on or prior to the record date for any declared cash dividend on the Preferred Stock for the dividend period in which you elect to convert, you will not receive any declared cash dividends for that dividend period. If the conversion date is after the record date for any declared cash dividend on the Preferred Stock and prior to the corresponding dividend payment date, you will receive that cash dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend; however, whether or not you were the holder of record on the record date, if you convert after a record date and prior to the related dividend payment date, you must pay to the conversion agent when you convert your shares of the Preferred Stock an amount in cash equal to the full dividend actually paid on such dividend payment date on the shares being converted, unless your shares are being converted as a consequence of a mandatory conversion at our option, a make-whole acquisition or a fundamental change as described below.

Mandatory Conversion at Our Option	On or after April , 2013, we may, at our option, at any time or from time to time, cause some or all of the Preferred Stock to be converted into shares of our common stock at the then applicable conversion rate. We may exercise our conversion right if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date we give notice of mandatory conversion, the closing price of our common stock exceeds 130% of the then applicable conversion price of the Preferred Stock.

Conversion upon Certain Acquisitions	The following provisions will apply if one of the following events occur:

• a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock; or

• consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our common stock will be converted into, or receive a distribution of the proceeds in, cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction.

These transactions are referred to as “make-whole acquisitions”; except that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that is traded on a U.S. national securities exchange or that will be so traded when issued or exchanged.

Upon a make-whole acquisition, we will, under certain circumstances, be required to pay a make-whole adjustment in the form of an increase in the conversion rate upon any conversions of the Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 days after the effective date as described herein. The make-whole adjustment will be payable in shares of our common stock or the consideration into which our common stock has been converted or exchanged in connection with the make-whole acquisition.

The amount of the make-whole adjustment, if any, will be based on the stock price and the effective date of the make-whole acquisition. A description of how the make-whole adjustment will be determined and a table showing the make-whole adjustment that would apply at various stock prices and effective dates is set forth under “Description of Preferred Stock — Conversion upon Fundamental Change.”

Conversion upon Fundamental Change	If the reference price (as defined under “Description of Preferred Stock — Conversion upon Fundamental Change”) in connection with a fundamental change (as defined under “Description of Preferred Stock — Conversion upon Fundamental Change”) is less than the applicable conversion price, each share of the Preferred Stock may be converted during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of such fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $ , which is 50% of the closing price of our common stock on the date of this prospectus supplement, subject to adjustment. If the reference price is less than $ , holders will receive a maximum of shares of our common stock per share of the Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Preferred Stock. In lieu of issuing common stock upon conversion in the event of a fundamental change, we may at our option, and if we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each share of common stock otherwise issuable upon conversion.

See “Description of Preferred Stock — Conversion upon Fundamental Change.”

Reorganization Events (Including Mergers)	The following provisions apply in the event of certain “reorganization events,” which include, subject to certain exceptions:

• any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property;

• any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets in each case pursuant to which our common stock will receive a distribution of cash, securities or other property; or

• certain reclassifications of our common stock or statutory exchanges of our securities.

Each share of the Preferred Stock outstanding immediately prior to the reorganization events will become convertible at the option of the holders of the Preferred Stock into the kind of securities, cash and other property receivable in the reorganization event by holders of our common stock. See “Description of Preferred Stock — Reorganization Events.”

Anti-Dilution Adjustments	The conversion rate may be adjusted in the event of, among other things:

• increases in cash dividends on our common stock,

• dividends or distributions in common stock or other property,

• certain issuances of stock purchase rights,

• certain self tender offers or

• subdivisions, splits and combinations of the common stock.

See “Description of Preferred Stock — Anti-Dilution Adjustments.”

Liquidation Rights	Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Preferred Stock will be entitled to receive, out of our assets that are legally available for distribution to stockholders, before any distribution is made to holders of our common stock or other junior securities, a liquidating distribution in the amount of $1,000 per share of the Preferred Stock plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Preferred Stock and any other parity securities and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors.

Voting Rights	Holders of the Preferred Stock will have no voting rights, except with respect to certain fundamental changes in the terms of the Preferred Stock and certain other matters. In addition, if dividends on the Preferred Stock are not paid in full for six dividend periods, whether consecutive or not, the holders of the Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two directors to our board. The terms of office of these directors will end when we have paid or set aside for payment full quarterly dividends for four consecutive dividend periods. See “Description of Preferred Stock — Voting Rights.”

Ranking	The Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, senior to our common stock and each other class or series of preferred stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Huntington Bancshares Incorporated. The Preferred Stock will rank on a parity with each class or series of preferred stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of Huntington Bancshares Incorporated.

Preemptive Rights	None.

Use of Proceeds	We expect to receive net proceeds from the offering of the Preferred Stock of approximately $ million (or approximately $ million, if the underwriters exercise their option to purchase additional shares of Preferred Stock in full), after underwriting commissions and expenses. We intend to use the net proceeds of the offering of the Preferred Stock for general corporate purposes, including to increase our liquidity and to increase our capital. The precise amounts and timing of the application of proceeds will depend on the requirements of Huntington and its subsidiaries and affiliates. See “Use of Proceeds.”

Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax considerations of purchasing, owning, converting and disposing of the Preferred Stock and of owning and disposing of our common stock received in respect thereof, see “Certain U.S. Federal Income Tax Considerations.” Dividends received by non-corporate U.S. Holders, including individuals, in taxable years beginning before January 1, 2011 generally will be subject to reduced rates of taxation, subject to certain conditions and limitations. Dividends paid to corporate U.S. Holders generally should be eligible for the dividends-received deduction, subject to certain conditions and limitations. Dividends paid to Non-U.S. Holders generally should be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty.

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our Preferred Stock and our common stock, see “Risk Factors” beginning on page S-7 of this prospectus supplement and “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2007.

Unless otherwise stated, all information contained in this prospectus supplement assumes that the underwriters do not exercise their option to purchase up to an aggregate of 75,000 additional shares of the Preferred Stock.

RISK FACTORS

An investment in the Preferred Stock is subject to certain risks. You should carefully review the following risk factors and other information contained in this prospectus supplement and in documents incorporated by reference in the accompanying prospectus before deciding whether this investment is suited to your particular circumstances.

Risks Relating to Huntington

Our businesses are subject to a variety of credit, market, liquidity and operational risks that investors should carefully consider in connection with a possible investment in the Preferred Stock.

Under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, we have described a number of important factors that could materially impact our business, future results of operations and future cash flows. They include the following:

 — Credit Risks:

•	The largest single contributor to our net loss in the fourth quarter of 2007, and our reduced net income in 2007 as compared to 2006, was $405.8 million in charge-offs and special reserves relating to our credit relationship with Franklin Credit Management Corporation (“Franklin”). There can be no assurance that we will not incur further losses relating to the Franklin relationship.

•	Our commercial real estate loan portfolio has and will continue to be affected by the on-going correction in residential real estate prices and reduced levels of home sales. At March 31, 2008, we had $9.5 billion of commercial real estate loans, including $1.7 billion of loans to builders of single family homes. There has been a general slowdown in the housing market across our geographic footprint, reflecting declining prices and excess inventories of houses to be sold, particularly impacting borrowers in our eastern Michigan and northern Ohio markets. As a result, home builders have shown signs of financial deterioration.

•	Declines in home values and reduced levels of home sales in our markets could continue to adversely affect us. Continuing declines in home values are likely to lead to higher charge-offs and delinquencies in each of our residential-related real estate loan portfolios as compared to the pre-July 2007 historical levels.

•	The allowance for loan losses may prove inadequate or be negatively affected by credit risk exposures.

 — Market Risks:

•	Changes in interest rates could negatively impact our financial condition and results of operations.

 — Liquidity Risk:

•	If Huntington or the Bank were unable to borrow funds through access to capital markets, we may not be able to meet the cash flow requirements of our depositors and borrowers, or the operating cash needs to fund corporate expansion and other corporate activities.

•	If our credit ratings were downgraded, the ability to access funding sources may be negatively impacted or eliminated, and our liquidity and the market price of our common stock could be adversely impacted. The Bank has issued letters of credit that support $812 million at December 31, 2007 of notes and bonds issued by our customers. The majority of the bonds have been sold by The Huntington Investment Company, our broker-dealer subsidiary. A downgrade in the Bank’s short term rating might influence some of the bond investors to put the bonds back to the remarketing agent. A failure to remarket would require the Bank to obtain funding for the amount of notes and bonds that cannot be remarketed.

•	The Office of the Comptroller of the Currency (“OCC ”) may impose dividend payment and other restrictions on the Bank, which could impact our ability to service our debt and to pay dividends to stockholders or repurchase stock. Due to the significant loss that the Bank incurred in the fourth quarter of 2007, at March 31, 2008, the Bank could not declare and pay dividends to the holding company without regulatory approval. We do not anticipate that we will receive dividends from the Bank until the second half of 2008.

 — Operational Risks:

•	The resolution of significant pending litigation, if unfavorable, could have a material adverse effect on our results of operations for a particular period.

•	Huntington faces significant operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems. Negative public opinion can result from Huntington’s actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect Huntington’s ability to attract and keep customers and can expose it to litigation and regulatory action.

Investors should review and carefully consider the more complete discussion of these factors in our Annual Report or Form 10-K for the year ended December 31, 2007 and any subsequent reports we filed with the SEC, which are incorporated by reference in this prospectus supplement.

Risks Relating to the Offering

The Preferred Stock is equity and is subordinate to all of our existing and future indebtedness, and our ability to declare dividends on the Preferred Stock may be limited.

Shares of the Preferred Stock are equity interests in Huntington and do not constitute indebtedness. As such, shares of the Preferred Stock will rank junior to all indebtedness and other non-equity claims on Huntington with respect to assets available to satisfy claims on Huntington, including in a liquidation of Huntington. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Preferred Stock (1) dividends are payable only when, as and if authorized by our board of directors and declared by us and (2) as a corporation, we are subject to restrictions on payments of dividends and the redemption price out of lawfully available funds.

Also, as a bank holding company, Huntington’s ability to declare and pay dividends is dependent on certain federal regulatory considerations. Huntington is an entity separate and distinct from its principal subsidiary, the Bank, and depends upon dividends from the Bank to meet its obligations to pay the principal of and interest on its outstanding debt obligations and corporate expenses. Huntington has issued and outstanding debt securities under which we may defer interest payments from time to time, but in that case we would not be permitted to pay dividends on any of our capital stock, including the Preferred Stock, during the deferral period. See “Regulatory Considerations.”

Dividends on the Preferred Stock are non-cumulative.

Dividends on the Preferred Stock are non-cumulative. Consequently, if our board of directors does not authorize and we do not declare a dividend for any dividend period, holders of the Preferred Stock will not be entitled to receive a dividend for such period, and such undeclared dividend will not accrue and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors does not authorize and we have not declared such dividend before the related dividend payment date, whether or not dividends are authorized and declared for any subsequent dividend period with respect to the Preferred Stock. Our board of directors may determine that it would be in our best interest to pay less than the full amount of the stated dividends on the Preferred Stock or no dividend for any quarter even if funds are available. Factors that would be considered by our board of directors in making this determination are our financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and such other factors as our board of directors may deem relevant.

The market price of the Preferred Stock will be directly affected by the market price of our common stock, which may be volatile.

To the extent that a secondary market for the Preferred Stock develops, we believe that the market price of the Preferred Stock will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. This may result in greater volatility in the market price of the Preferred Stock than would be expected for nonconvertible preferred stock. From January 1, 2005 to April 15, 2008, the reported high and low sales prices for our common stock ranged from a low of $9.64 per share to a high of $25.41 per share. The market price of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current stockholders, including sales of common stock by existing stockholders and our directors and executive officers;

•	changes in the ratings of our other securities;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

The market price of our common stock may also be affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NASDAQ Global Select Market. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market prices of our common stock, and, in turn, the Preferred Stock.

In addition, we expect that the market price of the Preferred Stock will be influenced by yield and interest rates in the capital markets, our creditworthiness and the occurrence of events affecting us that do not require an adjustment to the conversion rate.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock or the Preferred Stock.

Except as described under “Underwriting — Lock-Up Agreements,” we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock or preferred stock could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur.

Each share of Preferred Stock will be convertible at the option of the holder thereof into           shares of our common stock, subject to anti-dilution adjustments. The conversion of some or all of the Preferred Stock will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock and the Preferred Stock. In addition, the existence of our Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Preferred Stock could depress the price of our equity securities.

The issuance of additional preferred shares could adversely affect holders of common stock, which may negatively impact your investment.

Our board of directors is authorized to cause us to issue additional classes or series of preferred shares without any action on the part of the stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected. As noted above, a decline in the market price of the common stock may negatively impact the market price for the Preferred Stock.

Holders of the Preferred Stock will have no rights as holders of common stock until they acquire the common stock.

Until the conversion of your Preferred Stock into common stock, you will have no rights with respect to the common stock, including voting rights (except as described under “Description of Preferred Stock — Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, but your investment in the Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the applicable conversion date. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock that may occur as a result of such amendment.

You will have limited voting rights.

Until and unless we are in arrears on our dividend payments on the Preferred Stock for six dividend periods, whether consecutive or not, you will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Stock and certain other matters. If dividends on the Preferred Stock are not paid in full for six dividend periods, whether consecutive or not, the holders of Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two directors to our board. The terms of office of these directors will end when we have paid or set aside for payment full quarterly dividends for four consecutive dividend periods. See “Description of Preferred Stock — Voting Rights.”

The Preferred Stock is a new series of securities and an active trading market for it may not develop.

There is no public market for the Preferred Stock. The Preferred Stock may be listed on the NASDAQ Global Select Market. There can be no assurance, however, that a listing will be obtained or that an active trading market will develop, or if developed, that an active trading market will be maintained. The underwriters have advised us that they intend to facilitate secondary market trading by making a market in the Preferred Stock. However, the underwriters are not obligated to make a market in the Preferred Stock and may discontinue market making activities at any time. If an active market is not developed or sustained, the market price and liquidity of the Preferred Stock may be adversely affected.

The Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the Preferred Stock only after all of our liabilities have been paid. In addition, the Preferred Stock will rank in parity with the other series of preferred stock and will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of the subsidiaries held by entities or persons other than us or entities owned or controlled by us. The rights of holders of the Preferred Stock to participate in the assets of our subsidiaries upon any liquidation, reorganization, receivership or conservatorship of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and equity holders. As of March 31, 2008, we had total consolidated liabilities of approximately $50.1 billion. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Preferred Stock then outstanding.

The conversion rate of the Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Preferred Stock or the common stock issuable upon conversion of the Preferred Stock.

The number of shares of our common stock that you are entitled to receive upon conversion of a share of Preferred Stock is subject to adjustment for certain events arising from increases in cash dividends on our common stock, dividends or distributions in common stock or other property, certain issuances of stock purchase rights, certain self tender offers, subdivisions, splits and combinations of the common stock and certain other actions by us that modify our capital structure. See “Description of Preferred Stock — Anti-Dilution Adjustments.” We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Preferred Stock. In addition, except as described under “Underwriting — Lock-Up Agreements,” we are not restricted from offering common stock in the future or engaging in other transactions that could dilute our common stock.

The delivery of additional make-whole shares in respect of conversions following a make-whole acquisition or adjustment to the conversion rate in respect of conversions following a fundamental change may not adequately compensate you.

If a make-whole acquisition occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 days after the effective date by a number of additional shares of common stock. The number of make-whole shares, if any, will be based on the stock price and the effective date of the make-whole acquisition. See “Description of Preferred Stock — Conversion upon Certain Acquisitions.” Although this adjustment is designed to compensate you for the lost option value of your Preferred Stock, it is only an approximation of such lost value and may not adequately compensate you for your actual loss.

In addition, if a fundamental change occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date. See “Description of Preferred Stock — Conversion upon Fundamental Change.” However, if the applicable reference price is less than $     , which is 50% of the closing price of our common stock on the date of this prospectus supplement, subject to adjustment, holders will receive a maximum of           shares of our common stock per share of Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Preferred Stock.

Our obligation to deliver make-whole shares or to adjust the conversion rate in respect of conversions following a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.

You may be subject to tax upon an adjustment to the conversion rate of the Preferred Stock even though you do not receive a corresponding cash distribution.

The conversion rate of the Preferred Stock is subject to adjustment in certain circumstances, including the payment of cash dividends on our common stock. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our current and accumulated earnings and profits without the receipt of any cash. If you are a Non-U.S Holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. It is possible that U.S. federal tax on the deemed dividend would be withheld from subsequent payments on the Preferred Stock or our common stock. See “Certain U.S. Federal Income Tax Considerations.”

HUNTINGTON BANCSHARES INCORPORATED

Huntington Bancshares Incorporated is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, including our bank subsidiary, The Huntington National Bank, organized in 1866, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, reinsurance of private mortgage insurance, reinsurance of credit life and disability insurance, retail and commercial insurance agencies services and other financial products and services. Our banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia and Kentucky. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Nevada, New Jersey, New York, Tennessee and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Sky Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania and Indiana. International banking services are available through the headquarters office in Columbus and limited purpose offices located in both the Cayman Islands and Hong Kong.

As a registered financial holding company, Huntington is subject to the supervision of the Federal Reserve. Huntington is required to file with the Federal Reserve reports and other information regarding its business operation and the business operations of its subsidiaries.

Huntington is a separate and distinct legal entity from the Bank and its other subsidiaries. Huntington’s principal source of funds for payment of principal and interest on its debt and dividends to its stockholders, including holders of Preferred Stock, is dividends from the Bank. Various federal and state statutes and regulations limit the amount of dividends that the Bank and its other subsidiaries may pay to Huntington without regulatory approval. At December 31, 2007, the Bank could not have declared and paid any additional dividends to Huntington without regulatory approval. In addition, if any of Huntington’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Huntington’s rights and the rights of Huntington’s creditors will be subject to that prior claim, unless Huntington is also a direct creditor of that subsidiary. The notes to Huntington’s consolidated financial statements contained in its annual and quarterly filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, describe the legal and contractual restrictions on the ability of Huntington’s subsidiaries to make payment to Huntington of dividends, loans or advances.

At March 31, 2008, Huntington had, on a consolidated basis total assets of $56.1 billion, total deposits of $38.1 billion and stockholders’ equity of $5.9 billion.

Huntington’s principal executive office is located at Huntington Center, 41 South High Street, Columbus, Ohio 43287, telephone number: (614) 480-8300.

If you would like to know more about us, see our documents incorporated by reference in this prospectus supplement as described under “Where You Can Find More Information” in the accompanying prospectus.

USE OF PROCEEDS

We expect to receive net proceeds from the offering of the Preferred Stock of approximately $      million (or approximately $      million, if the underwriters exercise their option to purchase additional shares of Preferred Stock in full), after underwriting commissions and expenses. We intend to use the net proceeds of the offering of the Preferred Stock for general corporate purposes, including to increase our liquidity and to increase our capital. The precise amounts and timing of the application of proceeds will depend on the requirements of Huntington and its subsidiaries and affiliates.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of March 31, 2008 on an actual basis and as adjusted to give effect to this offering, assuming that the underwriters do not exercise their option to purchase additional shares of Preferred Stock.

You should read the following table together with “Consolidated Selected Historical Financial Data” and our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2008
	Actual	As Adjusted
	($ in millions)

Deposits	$38,116	$38,116
Short-term borrowings(1)	3,337	2,857
Federal Home Loan Bank advances	3,686	3,686
Other long-term debt	1,908	1,908
Subordinated notes	1,928	1,928
Accrued expenses and other liabilities	1,170	1,170

Total Liabilities	50,145	49,665
Stockholders’ equity
Preferred Stock	—	—
Series A Non-Cumulative Perpetual Convertible Preferred Stock	—	500
Common stock — Par value of $0.01 per share and authorized 1,000,000,000 shares at March 31, 2008; issued 367,007,244 shares; outstanding 366,226,146 shares	4	4
Capital surplus(2)	5,241	5,221
Less 781,098 treasury shares at cost	(15)	(15)
Accumulated other comprehensive loss	(122)	(122)
Retained earnings	799	799

Total Shareholders’ Equity	5,907	6,387

Total Liabilities and Shareholders’ Equity	$56,052	$56,052

Capital Adequacy
Tangible equity to total tangible assets	4.92%	5.83%
Tier 1 risk-based capital ratio(3)	7.55%	8.58%
Total risk-based capital ratio(3)	10.86%	11.89%
Tier 1 leverage ratio(3)	6.82%	7.75%

(1)	Assumes that proceeds of this offering will be deposited with the Bank, which will apply the funds to reduce short-term borrowings pending their application as described under “Use of Proceeds”.

(2)	Assumes estimated expenses of this offering that are payable by us will be approximately $5.0 million (excluding underwriting discounts and commissions).

(3)	Estimated.

REGULATORY CONSIDERATIONS

As a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, Huntington is subject to regulation, supervision and examination by the Federal Reserve. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to Huntington, please refer to Huntington’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports Huntington files with the SEC, which are incorporated by reference into the accompanying prospectus.

Dividends from the Bank are our primary source of funds for payment of principal and interest on our debt and dividends to our stockholders, including holders of Preferred Stock. In the year ended December 31, 2007, the Bank declared cash dividends to Huntington of $239 million. There are however, statutory limits on the amount of dividends that the Bank can pay to us without regulatory approval.

The Bank may not, without prior regulatory approval, pay a dividend in an amount greater than its undivided profits. In addition, the prior approval of the OCC is required for the payment of a dividend by a national bank if the total of all dividends declared in a calendar year would exceed the total of its net income for the year combined with its retained net income for the two preceding years. At December 31, 2007, the Bank could not have declared and paid any additional dividends to Huntington without regulatory approval. To help meet any additional liquidity needs, Huntington has an open-ended, automatic shelf registration statement filed and effective with the SEC, which permits us to issue an unspecified amount of debt or equity securities. Considering anticipated earnings and planned issuances of debt, we believe Huntington has sufficient liquidity to meet its cash flow obligations.

If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of the bank, the applicable regulatory authority might deem the bank to be engaged in an unsafe or unsound practice if the bank were to pay dividends. The Federal Reserve and the OCC have issued policy statements that provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.

CONSOLIDATED SELECTED HISTORICAL FINANCIAL DATA

The following tables present selected consolidated condensed financial data for Huntington on a historical basis and were derived from the audited financial statements of Huntington. The information presented in the tables should be read in conjunction with Huntington’s consolidated financial statements, and the related notes thereto, as incorporated by reference into the accompanying prospectus. For more information, see the section entitled “Where You Can Find More Information” in the accompanying prospectus.

	As of/For The Years Ended December 31,
	2007	2006	2005	2004	2003

Statements of Income (In thousands, except per share amounts)
Interest income	$2,742,963	$2,070,519	$1,641,765	$1,347,315	$1,305,756
Interest expense	1,441,451	1,051,342	679,354	435,941	456,770

Net interest income	1,301,512	1,019,177	962,411	911,374	848,986
Provision for credit losses	643,628	65,191	81,299	55,062	163,993

Net interest income after provision for credit losses	657,884	953,986	881,112	856,312	684,993
Non-interest income	676,603	561,069	632,282	818,598	1,069,153
Non-interest expense	1,311,844	1,000,994	969,820	1,122,244	1,230,159

Income before income taxes	22,643	514,061	543,574	552,666	523,987
(Benefit) provision for income taxes	(52,526)	52,840	131,483	153,741	138,294

Income before cumulative effect of change in accounting principle	75,169	461,221	412,091	398,925	385,693
Cumulative effect of change in accounting principle, net of tax(1)	—	—	—	—	(13,330)

Net income	$75,169	$461,221	$412,091	$398,925	$372,363

Per Common Share
Income before cumulative effect of change in accounting principle:
Basic	$0.25	$1.95	$1.79	$1.74	$1.68
Diluted	0.25	1.92	1.77	1.71	1.67
Net income:
Basic	0.25	1.95	1.79	1.74	1.62
Diluted	0.25	1.92	1.77	1.71	1.61
Weighted average shares outstanding:
Basic	300,908	236,699	230,142	229,913	229,401
Diluted	303,455	239,920	233,475	233,856	231,582
Book value	$16.24	$12.80	$11.41	$10.96	$9.93
Dividends declared	1.060	1.000	0.845	0.750	0.670
Financial Ratios
Return on average assets	0.17%	1.31%	1.26%	1.27%	1.29%
Return on average stockholders’ equity	1.6	15.7	16.0	16.8	17.0
Net interest margin	3.36	3.29	3.33	3.33	3.49
Efficiency ratio	62.5	59.4	60.0	65.0	63.9
Effective tax rate	N.M.	10.3	24.2	27.8	26.4
Net charge offs to average loans	1.44	0.32	0.33	0.35	0.81
Allowance for loan losses as a percentage of total loans	1.44	1.04	1.10	1.15	1.42
Tier 1 risk-based capital	7.51	8.93	9.13	9.08	8.53
Total risk-based capital	10.85	12.79	12.42	12.48	11.95
Tangible equity to tangible assets	5.08	6.93	7.19	7.18	6.80
Balance sheet Information
Average loans and leases	$33,201,442	$25,943,554	$24,309,768	$22,126,894	$20,023,778
Average earning assets	39,355,933	31,451,040	29,307,603	27,697,075	24,592,170
Average total assets	44,711,676	35,111,236	32,639,011	31,432,746	28,971,701
Average total deposits	31,066,564	24,183,624	22,011,445	19,494,418	18,158,057
Average stockholders’ equity	4,631,912	2,945,597	2,582,721	2,374,137	2,196,348
Period-end loans and leases	40,054,338	26,153,425	24,472,166	23,560,277	21,075,118
Period-end allowance for loan losses	578,442	272,068	268,347	271,211	299,732
Period-end assets	54,697,468	35,329,019	32,764,805	32,565,497	30,519,326
Period-end stockholders’ equity	5,949,140	3,014,326	2,557,501	2,537,638	2,275,002

(1)	Due to the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.” N.M., not a meaningful value.

DESCRIPTION OF PREFERRED STOCK

This prospectus supplement summarizes specific terms and provisions of the Preferred Stock. Terms that apply generally to our preferred stock are described under “Description of Huntington Capital Stock — Preferred Stock.” The following summary of the terms and provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter, including the articles supplementary classifying the Preferred Stock, which are incorporated by reference in the registration statement that we filed with the SEC. You should read our charter, including the articles supplementary, for the provisions that are important to you.

As used in this section, the terms “Huntington,” “us,” “we” or “our” refer to Huntington Bancshares Incorporated and not any of its subsidiaries.

General

Our charter authorizes the issuance of 6,617,808 shares of serial preferred stock, par value $0.01 per share. When issued, the Preferred Stock will constitute a single series of our serial preferred stock, consisting of up to 575,000 shares, par value $0.01 and liquidation preference $1,000 per share. The holders of the Preferred Stock will have no preemptive rights. All of the shares of the Preferred Stock, when issued and paid for, will be validly issued, fully paid and non-assessable.

The Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with each class or series of preferred stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of Huntington (collectively, the “parity securities”) and (2) senior to our common stock and each other class or series of preferred stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Huntington (collectively, the “junior securities”). Prior to the issuance of the Preferred Stock, no class or series of our preferred stock is outstanding. See “Description of Huntington Capital Stock — Preferred Stock” for a description of our authorized preferred shares.

We will not be entitled to issue any class or series of our capital stock, the terms of which provide that such class or series will rank senior to the Preferred Stock as to payment of dividends or distribution of assets upon our liquidation, dissolution or winding up, without the approval of the holders of at least two-thirds of the shares of our Preferred Stock then outstanding and any class or series of parity securities then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. See “— Voting Rights.”

As of the date of this prospectus supplement, we are authorized to issue up to 1,000,000,000 shares of common stock, par value $.01 per share. As of March 31, 2008, 366,226,146 shares of common stock were issued and outstanding.

Under Maryland law, we may declare or pay dividends on the Preferred Stock only if after payment of such dividends we would be able to pay our liabilities as they become due in the usual course of business and only to the extent by which our total assets after payment of such dividends exceed the sum of our total liabilities. When the need to make these determinations arises, our board of directors will determine the amount of our total assets, total liabilities and preference amount in accordance with Maryland law.

Dividends

Dividends on the Preferred Stock will be payable quarterly in arrears, when, as and if authorized by our board of directors and declared by us out of legally available funds, on a non-cumulative basis on the $1,000 per share liquidation preference, at an annual rate equal to  %. Subject to the foregoing, dividends will be payable in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “dividend payment date”) commencing on July 15, 2008 or, if any such day is not a business day, the next business day. Each dividend will be payable to holders of record as they appear on our stock register on the first day of the month in which the relevant dividend payment date occurs. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Stock) to but excluding the following dividend payment date is herein referred to as a “dividend period.” Dividends payable for each dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid.

Dividends on the Preferred Stock will be non-cumulative. If for any reason our board of directors does not authorize and we do not declare full cash dividends on the Preferred Stock for a dividend period, we will have no obligation to pay any dividends for that period, whether or not our board of directors authorizes and we declare dividends on the Preferred Stock for any subsequent dividend period.

We are not obligated to and will not pay holders of the Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date. We are also not obligated to and will not pay holders of the Preferred Stock any dividend in excess of the dividends on the Preferred Stock that are payable as described above.

There is no sinking fund with respect to dividends.

For a discussion of the tax consequences of dividends paid on the Preferred Stock, see “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Dividends” and “Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders — Dividends.”

Dividend Stopper

In addition, if full quarterly dividends on all outstanding shares of the Preferred Stock for any dividend period have not been declared and paid or set aside for payment, we will be prohibited from declaring or paying dividends with respect to, or redeeming, purchasing or acquiring any of, our junior securities during the next succeeding dividend period, other than:

(i) redemptions, purchases or other acquisitions of junior securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan;

(ii) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and

(iii) conversions into or exchanges for other junior securities and cash solely in lieu of fractional shares of the junior securities.

If dividends for any dividend payment date are not paid in full on the shares of the Preferred Stock and there are issued and outstanding shares of parity securities for which such dividend payment date is also a scheduled dividend payment date, then all dividends declared on shares of the Preferred Stock and such parity securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full quarterly dividends per share on the shares of the Preferred Stock and all such parity securities otherwise payable on such date (subject to their having been authorized by the board of directors out of legally available funds and including, in the case of any such parity securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

Redemption

The Preferred Stock will not be redeemable either at our option or at the option of the holders. The Preferred Stock will not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Preferred Stock.

Optional Conversion Right

Each share of the Preferred Stock may be converted at any time, at the option of the holder, into           shares of our common stock (which reflects an approximate initial conversion price of $      per share of common stock) plus cash in lieu of fractional shares, subject to anti-dilution adjustments (such price or adjusted price, the “conversion price”).

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

If the conversion date is on or prior to the record date for any declared dividend for the dividend period in which you elect to convert, you will not receive any declared dividends for that dividend period. If the conversion date is after the record date for any declared dividend and prior to the corresponding dividend payment date, you will receive that dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend; however, whether or not you were the holder of record on the record date, if you convert after a record date and prior to the related dividend payment date you must pay to the conversion agent when you convert your shares of Preferred Stock an amount in cash equal to the full dividend actually paid on such dividend payment date on the shares being converted, unless your shares of Preferred Stock are being converted as a consequence of a mandatory conversion at our option, a make-whole acquisition or a fundamental change as described below under “— Mandatory Conversion at Our Option,” “— Conversion upon Certain Acquisitions” and “— Conversion upon Fundamental Change,” respectively.

Mandatory Conversion at Our Option

On or after April   , 2013, we may, at our option, at any time or from time to time cause some or all of the Preferred Stock to be converted into shares of our common stock at the then applicable conversion rate. We may exercise our conversion right if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date we give notice of mandatory conversion, the closing price of our common stock exceeds 130% of the then applicable conversion price of the Preferred Stock.

If less than all of the shares of Preferred Stock are converted, the conversion agent will select the Preferred Stock to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate, including any method required by DTC or any successor depositary. If the conversion agent selects a portion of your Preferred Stock for partial mandatory conversion and you convert a portion of the same shares of Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion.

The “closing price” of the common stock on any date of determination means the NASDAQ Official Closing Price or, if no NASDAQ Official Closing Price is reported, the last reported sale price of the shares of our common stock on the NASDAQ Global Select Market on that date. If the common stock is not traded on the NASDAQ Global Select Market on any date of determination, the closing price of the common stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or, if no closing price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or if the common stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the common stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” is a day on which the shares of our common stock:

•	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

For purposes of this prospectus supplement, all references to the closing price and last reported sale price of the common stock on the NASDAQ Global Select Market shall be such closing price and last reported sale price as reflected on the website of the NASDAQ Global Select Market (http://www.nasdaq.com) or any successor thereto, and as reported by Bloomberg Professional Service or any successor thereto; except that in the event that there is a discrepancy between the closing sale price as reflected on the website of the NASDAQ Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Global Select Market will govern.

For purposes of calculating the “closing price” of our common stock, if a reorganization event (as defined below under “ — Reorganization Events”) has occurred and (1) the exchange property consists only of shares of common stock, the “closing price” shall be based on the closing per share price of such common stock; (2) the exchange property consists only of cash, the “closing price” shall be the cash amount paid per share; and (3) the exchange property consists of securities, cash and/or other property, the “closing price” shall be based on the sum, as applicable, of (x) the closing price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by our board of directors from time-to-time) of any other securities or property paid to our shareholders in connection with the reorganization event.

To exercise the mandatory conversion right described above, we must provide a notice of such conversion to each holder of our Preferred Stock or issue a press release for publication and make this information available on our website, if any. The conversion date will be a date selected by us (the “mandatory conversion date”) and will be no more than 20 days after the date on which we provide such notice of mandatory conversion or issue such press release. In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of our common stock to be issued upon conversion of each share of Preferred Stock; and

•	the number of shares of Preferred Stock to be converted.

Conversion Procedures

Conversion into shares of our common stock will occur on the mandatory conversion date or any applicable conversion date (as defined below). On the mandatory conversion date, shares of our common stock will be issued to you or your designee upon presentation and surrender of the certificate evidencing the Preferred Stock to the conversion agent if shares of the Preferred Stock are held in certificated form, and upon compliance with some additional procedures described below. If a holder’s interest is a beneficial interest in a global certificate representing Preferred Stock, a book-entry transfer through DTC will be made by the conversion agent upon compliance with the depositary’s procedures for converting a beneficial interest in a global security.

On the date of any conversion at the option of a holder, if the holder’s interest is in certificated form, the holder must do each of the following in order to convert:

•	complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the shares of Preferred Stock to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date to which such holder is entitled.

If a holder’s interest is a beneficial interest in a global certificate representing Preferred Stock, in order to convert such holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global security.

The date on which a holder complies with the foregoing procedures is the “conversion date.”

The conversion agent for the Preferred Stock is initially the transfer agent. A holder may obtain a copy of the required form of the conversion notice from the conversion agent. The conversion agent will, on a holder’s behalf, convert the Preferred Stock into shares of our common stock, in accordance with the terms of the notice delivered by us described above. Payments of cash for dividends and in lieu of fractional shares and, if shares of our common stock are to be delivered, a stock certificate or certificates, will be delivered to the holder, or in the case of global certificates or uncertificated shares, a book-entry transfer through DTC will be made by the conversion agent.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Preferred Stock.

Conversion upon Certain Acquisitions

General. The following provisions will apply if, prior to the conversion date, one of the following events occur:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock; or

•	consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our common stock will be converted into or receive a distribution of the proceeds in, cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction.

These transactions are referred to as “make-whole acquisitions”; except that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Upon a make-whole acquisition, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period (the “make-whole acquisition conversion period”) beginning on the effective date of the make-whole acquisition (the “effective date”) and ending on the date that is 30 days after the effective date, by a number of additional shares of common stock (the “make-whole shares”) as described below.

We will notify holders, at least 20 days prior to the anticipated effective date of such make-whole acquisition or within two business days of becoming aware of a make-whole acquisition described in the first bullet of the definition of “make-whole acquisition,” of the anticipated effective date of such transaction. The notice will specify the anticipated effective date of the make-whole acquisition and the date by which each holder’s make-whole acquisition conversion right must be exercised. We will also notify holders on the effective date of such make-whole acquisition specifying, among other things, the date by which the holder’s make-whole acquisition conversion right must be exercised (which is 30 days after the effective date), the number of make-whole shares and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the make-whole acquisition conversion right, a holder must deliver to the conversion agent, on or before the close of business on the date specified in the notice, the certificate evidencing such holder’s shares of the Preferred Stock, if the shares of Preferred Stock are held in certificated form. If a holder’s interest is a beneficial interest in a global certificate representing Preferred Stock, in order to convert a holder must comply with the requirements listed above under “— Conversion Procedures” and comply with the depositary’s procedures for converting a beneficial interest in a global security. The date that the holder complies with these requirements is referred to as the “make-whole conversion date.” If a holder does not elect to exercise the make-whole acquisition conversion right, such holder’s shares of the Preferred Stock will remain outstanding but will not be eligible to receive make-whole shares.

Make-Whole Shares. The following table sets forth the number of make-whole shares per share of Preferred Stock for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$

April , 2008
April 15, 2009
April 15, 2010
April 15, 2011
April 15, 2012
April 15, 2013
Thereafter

The number of make-whole shares will be determined by reference to the table above and is based on the effective date and the price (the “stock price”) paid per share of our common stock in such transaction. If the holders of our shares of common stock receive only cash in the make-whole acquisition, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the closing price per share of our common stock on the 10 trading days up to but not including the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Preferred Stock is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Each of the number of make-whole shares in the table will be subject to adjustment in the same manner as the conversion rate as set forth under “— Anti-Dilution Adjustments.”

The exact stock price and effective dates may not be set forth on the table, in which case:

•	if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of make-whole shares will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $ per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Preferred Stock; and

•	if the stock price is less than $ per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Preferred Stock.

Our obligation to deliver make-whole shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.

Conversion upon Fundamental Change

If the reference price (as defined below) in connection with a fundamental change (as defined below) is less than the applicable conversion price each share of Preferred Stock may be converted during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of such fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $     , which is 50% of the closing price of our common stock on the date of this prospectus supplement, subject to adjustment (the “base price”). The base price will be adjusted as of any date the conversion rate of the Preferred Stock is adjusted. The adjusted base price will equal the base price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. If the reference price is less than the base price, holders will receive a maximum of           shares of our common stock per share of Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Preferred Stock. In lieu of issuing common stock upon conversion in the event of a fundamental change, we may at our option, and if we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each share of common stock otherwise issuable upon conversion.

The “reference price” is the price per share of common stock in connection with such fundamental change. If the holders of our shares of common stock receive only cash in the fundamental change, the reference price shall be the cash amount paid per share. Otherwise the reference price shall be the average of the closing price per share of our common stock on the 10 trading days up to but not including the effective date of the fundamental change.

A “fundamental change” will have deemed to have occurred upon the occurrence of any of the following:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the

Exchange Act, of our common stock representing more than 50% of the voting power of our common stock; or

(b) consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our shares of common stock will be converted into or receive a distribution of the proceeds in, cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction; or

(c) if shares of our common stock, or shares of any other stock into which the Preferred Stock is convertible are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a delisting (other than as a result of a transaction described in paragraph (b) above);

provided, however, that a fundamental change with respect to clauses (a) or (b) above will not be deemed to have occurred if at least 90% of the consideration in the transaction or transactions consists of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a fundamental change.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Reorganization Events

In the event of:

(a) any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person;

(b) any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our common stock will be converted into cash, securities or other property;

(c) any reclassification of the common stock into securities, including securities other than the common stock; or

(d) any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

each of which is referred to as a “reorganization event,” each share of the Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Preferred Stock, become convertible into the kind of securities, cash and other property receivable in such reorganization event by a holder of the shares of our common stock that was not the counterparty to the reorganization event or an affiliate of such other party (such securities, cash and other property, the “exchange property”). In the event that holders of the shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of our common stock that affirmatively make an election. Holders have the right to convert their shares of Preferred Stock in the event of certain acquisitions as described under “— Conversion upon Certain Acquisitions” and “— Conversion upon Fundamental Change.” In connection with certain reorganization events, holders of the Preferred Stock may have the right to vote as a class, see “— Voting Rights.”

Anti-Dilution Adjustments

The conversion rate will be adjusted in the following circumstances:

(1) Stock Dividend Distributions. If we pay dividends or other distributions on the common stock in common stock, then the conversion rate in effect immediately prior to the ex-date for such dividend or distribution will be multiplied by the following fraction:

      OS1
OSo

Where,

OSo =	the number of shares of common stock outstanding immediately prior to ex-date for such dividend or distribution.

OS1 =	the sum of the number of shares of common stock outstanding immediately prior to the ex-date for such dividend or distribution plus the total number of shares of our common stock constituting such dividend.

(2) Subdivisions, Splits and Combination of the Common Stock. If we subdivide, split or combine the shares of common stock, then the conversion rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

       OS1
OSo

Where,

OSo =	the number of shares of common stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of common stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

(3) Issuance of Stock Purchase Rights. If we issue to all or substantially all holders of the shares of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of our common stock at less than the current market price, as defined below, of the common stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the conversion rate in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

     OSo + X
OSo + Y

Where,

OSo =	the number of shares of common stock outstanding immediately prior to the ex-date for such distribution.

X =	the total number of shares of common stock issuable pursuant to such rights or warrants.

Y =	the number of shares of common stock equal to the aggregate price payable to exercise such rights or warrants divided by the current market price.

To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to such conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors).

(4) Debt or Asset Distributions. If we distribute to all or substantially all holders of shares of our common stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (1) above, any rights or warrants referred to in clause (3) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the conversion rate in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

       SP0
SP0 − FMV

Where,

SP0 =	the current market price per share of common stock on such date.

FMV =	the fair market value of the portion of the distribution applicable to one share of common stock on such date as determined by our board of directors.

In a “spin-off,” where we make a distribution to all or substantially all holders of our shares of common stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the conversion rate will be adjusted on the fifteenth trading day after the effective date of the distribution by multiplying such conversion rate in effect immediately prior to such fifteenth trading day by the following fraction:

  MP0 + MPs
MP0

Where,

MP0 =	the average of the closing prices of the common stock over the first ten trading days commencing on and including the fifth trading day following the effective date of such distribution.

MPs =	the average of the closing prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of common stock over the first ten trading days commencing on and including the fifth trading day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of our common stock on such date as determined by our board of directors.

(5) Cash Distributions. If we make a distribution consisting exclusively of cash to all or substantially all holders of the common stock, excluding (a) any cash dividend on the common stock to the extent that the aggregate cash dividend per share of the common stock does not exceed $0.1325 in any fiscal quarter (the “dividend threshold amount ”), (b) any cash that is distributed in a reorganization event (as described below) or as part of a “spin-off” referred to in clause (4) above, (c) any dividend or distribution in connection with our liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, then in each event, the conversion rate in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

       SP0
SP0 − DIV

Where,

SP0 =	the closing price per share of common stock on the ex-date.

DIV =	the amount per share of common stock of the dividend or distribution, as determined pursuant to the following paragraph.

If an adjustment is required to be made as set forth in this clause as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the dividend threshold amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (5).

(6) Self Tender Offers and Exchange Offers. If we or any of our subsidiaries successfully complete a tender or exchange offer for our common stock where the cash and the value of any other consideration included in the payment per share of the common stock exceeds the closing price per share of the common stock on the trading day immediately succeeding the expiration of the tender or exchange offer, then the conversion rate in effect at the close of business on such immediately succeeding trading day will be multiplied by the following fraction:

  AC + (SP0 × OS1)
OS0 × SP0

Where,

SP0 =	the closing price per share of common stock on the trading day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of common stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 =	the number of shares of common stock outstanding immediately after the expiration of the tender or exchange offer.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by our board of directors.

In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be such conversion rate that would then be in effect if such tender offer or exchange offer had not been made.

(7) Rights Plans. To the extent that we have a rights plan in effect with respect to the common stock on any conversion date, upon conversion of any shares of the Preferred Stock, you will receive, in addition to the shares of our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from the shares of our common stock, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of the common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In addition, we may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of the common stock resulting from any dividend or distribution of the shares (or issuance of rights or warrants to acquire the shares) or from any event treated as such for income tax purposes or for any other reason.

For a discussion of the tax consequences of a change in the conversion rate, see “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Adjustment of the Conversion Rate” and “Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders — Adjustment of the Conversion Rate” in this prospectus supplement.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that on a mandatory conversion date or the effective date of a make-whole acquisition or a fundamental change, adjustments to the conversion rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the conversion rate will be made if holders may participate in the transaction that would otherwise give rise to such adjustment as a result of holding the Preferred Stock, without having to convert the Preferred Stock, as if they held the full number of shares of common stock into which a share of the Preferred Stock may then be converted.

The applicable conversion rate will not be adjusted:

(a) upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities and the investment of additional optional amounts in common stock under any plan;

(b) upon the issuance of any shares of common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any shares of common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the shares of Preferred Stock were first issued;

(d) for a change in the par value or no par value of the common stock; or

(e) for accrued and unpaid dividends on the Preferred Stock.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

The “current market price” on any date is the average of the daily closing price per share of the common stock or other securities on each of the five consecutive trading days preceding the earlier of the day before the date in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. The term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which the common stock or other securities trade without the right to receive such issuance or distribution.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of the Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price per share of our common stock determined as of the second trading day immediately preceding the effective date of conversion.

If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

Common Stock Rights

Reference is made to the “Description of Huntington Capital Stock — Common Stock” for a description of the rights of holders of common stock to be delivered upon conversion of the Preferred Stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of Preferred Stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $1,000 per share of Preferred Stock, plus an amount equal to any declared but unpaid dividends thereon, out of assets legally available for distribution to our stockholders, before any distribution of assets is made to the holders of our common stock or any other junior securities. After payment of the full amount of such liquidating distributions, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by us, and will have no right or claim to any of our remaining assets.

In the event that our assets available for distribution to stockholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Preferred Stock and the corresponding amounts payable on any parity securities, the holders of Preferred Stock and the holders of such other parity securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.

Voting Rights

Except as indicated below, the holders of Preferred Stock will not have any voting rights.

Right to Elect Two Directors upon Non-Payment of Dividends. If and when the dividends on the Preferred Stock or on any other class or series of our parity securities that has voting rights equivalent to those described in this prospectus supplement, have not been declared and paid (i) in the case of the Preferred Stock and parity securities bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive), or (ii) in the case of parity securities bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting our board of directors will be automatically increased by two. Holders of Preferred Stock, together with the holders of all other affected classes and series of parity securities, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect the two additional members of our board of directors (the “Preferred Stock Directors”) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of Preferred Stock and any parity securities for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause us to violate the corporate governance requirement of the NASDAQ Global Select

Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In addition, our board of directors shall at no time have more than two Preferred Stock Directors.

At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of Preferred Stock and such parity securities (addressed to the Secretary at our principal office) must, call a special meeting of the holders of Preferred Stock and such parity securities for the election of the Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in our bylaws for a special meeting of the stockholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of Preferred Stock may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by our board of directors to serve until the next annual meeting of the stockholders upon the nomination of the remaining Preferred Stock Director or if none remains in office, by the vote of the holders of record of the outstanding shares of Preferred Stock and all parity securities, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Whenever full dividends have been paid on the Preferred Stock and any non-cumulative parity securities for at least four consecutive dividend periods and all dividends on any cumulative parity securities have been paid in full, then the right of the holders of Preferred Stock to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will be automatically reduced accordingly.

Other Voting Rights. So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by our charter, the vote or consent of the holders of at least two-thirds of the outstanding shares of Preferred Stock and any class or series of parity securities with similar rights then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•	Certain Charter Amendment. Any amendment of our charter to authorize, or increase the authorized amount of, any shares of any class or series of stock ranking senior to the Preferred Stock with respect to payment of dividends or distribution of assets on our liquidation; as well as any amendment of our charter or bylaws that would alter or change the voting powers, preferences or special rights of the Preferred Stock so as to affect them adversely; provided that the amendment of the charter so as to authorize or create, or to increase the authorized amount of any shares of any class or series or any securities convertible into shares of any class or series of our stock ranking on a parity with or junior to the Preferred Stock with respect to dividends and in the distribution of assets on our liquidation, dissolution or winding-up shall not be deemed to affect adversely the voting powers, preferences or special rights of the Preferred Stock; or

•	Certain Mergers and Consolidations. Any merger or consolidation of us with or into any entity other than a corporation (or comparable foreign entity), or any merger or consolidation of us with or into any corporation (or comparable foreign entity) unless (i) we are the surviving corporation in such merger or consolidation and the Preferred Stock remains outstanding or (ii) we are not the surviving entity in such merger or consolidation but the Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting entity, or the entity controlling such entity, having voting powers, preferences and special rights that, if such change were effected by amendment of our charter, would not require a vote of the holders of the Preferred Stock under the preceding paragraph.

So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by our charter or the immediately preceding paragraph, the holders of Preferred Stock shall be entitled to vote together with the common stock as a single class with respect to any merger of us into any entity that is, or consolidation of us with another entity where the resulting entity is, not organized and existing as a corporation under the laws of the United States of America, any state thereof or the District of Columbia, or any merger or consolidation of us with or into any other entity if the Preferred Stock is converted or exchanged in such merger or consolidation into a class or series of preferred stock of a surviving or resulting entity, or its ultimate parent, that is not organized and existing under the laws of the United States of America, any state thereof or the District of Columbia. Each share of Preferred Stock shall for such purpose be entitled to a number of votes equal to the number of shares of common stock into which a share of Preferred Stock would be converted if the conversion date were the record date for determining the shareholders entitled to vote on such merger or consolidation.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been converted into shares of our common stock.

Miscellaneous

We will at all times reserve and keep available out of the authorized and unissued shares of our common stock, solely for issuance upon the conversion of the Preferred Stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the Preferred Stock then outstanding. Any shares of the Preferred Stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Transfer Agent, Registrar, Paying Agent and Conversion Agent

Computershare Investor Services, Inc. will act as initial transfer agent, registrar and paying agent for the payment of dividends for the Preferred Stock and the conversion agent for the conversion of the Preferred Stock.

Title

We and the transfer agent, registrar, paying agent and conversion agent may treat the registered holder of the Preferred Stock as the absolute owner of the Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

Replacement of Preferred Stock Certificates

If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, stolen or lost at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the transfer agent and us.

However, we are not required to issue any certificates representing the Preferred Stock on or after the applicable conversion date. In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.

DESCRIPTION OF HUNTINGTON CAPITAL STOCK

Huntington is authorized to issue a total of 1,006,617,808 shares of all classes of stock. Of the total number of authorized shares of stock, 1,000,000,000 shares are common stock, par value $0.01 per share, and 6,617,808 shares are serial preferred stock, par value $0.01 per share. A statement of the designations of the authorized classes of preferred stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of that stock, or of the authority of Huntington’s board of directors to authorize those designations and other terms, is as follows.

The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. Huntington’s board of directors is authorized, within the limitations and restrictions stated in article fifth of Huntington’s charter to establish the serial designations of the preferred stock and any such series of preferred stock (a) may have such voting powers full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, Huntington; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of Huntington, at such price or prices or at such rates of exchange, and with such adjustments; and (f) shall have such other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption or other rights, all as are authorized by the board of directors and stated and expressed in the articles supplementary or other charter document providing for the issuance of such serial preferred stock.

Prior to the issuance of the Preferred Stock, no class or series of our preferred stock is outstanding.

Common Stock

All shares of common stock issued upon conversion of the Preferred Stock will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including the Preferred Stock.

Except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights except in certain limited transactions. All shares of common stock will have equal dividend, liquidation and other rights. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations.

The transfer agent and registrar for the common stock is Computershare Investor Services, Inc.

BOOK-ENTRY SYSTEM

The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC,” will act as securities depositary for all of the Preferred Stock. We will issue the Preferred Stock only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. We will issue and deposit with DTC one or more fully-registered global certificates for the Preferred Stock representing, in the aggregate, the total number of the shares of Preferred Stock to be sold in the offering.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Preferred Stock, so long as the corresponding securities are represented by global security certificates.

In a few special situations described below, a global security will be terminated and interest in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks and brokers to find out how to have their interests in global securities transferred on termination to their own names, so that they will be holders.

The special situations for termination of a global security representing the Preferred Stock are as follows:

•	if DTC is no longer willing or able to properly discharge its responsibilities with respect to the Preferred Stock and we are unable to locate a qualified successor; and

•	we at our option elect to terminate the book-entry system through DTC.

If a global security is terminated, only DTC, and not we or the depositary, is responsible for deciding the names of the institutions in whose names the shares of Preferred Stock represented by the global security will be registered and, therefore, who will be the holders of those shares.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, referred to as “indirect participants,” such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of shares of Preferred Stock within the DTC system must be made by or through direct participants, who will receive a credit for the Preferred Stock on DTC’s records. The ownership interest of each actual purchaser of each share of Preferred Stock is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owners purchased shares of Preferred Stock. Transfers of ownership interests in shares of Preferred Stock are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in shares of Preferred Stock, unless the book-entry system for the Preferred Stock is discontinued.

DTC has no knowledge of the actual beneficial owners of the shares of Preferred Stock. DTC’s records reflect only the identity of the direct participants to whose accounts the shares of Preferred Stock are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct and indirect participants and beneficial owners, subject to any statutory or regulatory requirements as are in effect from time to time, will be governed by arrangements among them.

Although voting on the Preferred Stock is limited to the holders of record of the Preferred Stock, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on the Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to the depositary as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the shares of Preferred Stock are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make dividend payments on the Preferred Stock to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. The paying agent will be responsible for payment of dividends to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on the Preferred Stock at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, certificates for the shares of Preferred Stock must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary).

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each share of Preferred Stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the shares of the Preferred Stock by employee benefit plans to which (i) Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, applies, (ii) plans, individual retirement accounts and other arrangements to which Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, which we refer to as the Code, which we collectively refer to as Similar Laws, applies, and (iii) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, (each of which we call a Plan).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the shares of the Preferred Stock. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call ERISA Plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the shares of the Preferred Stock were acquired by an ERISA Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption (see below).

The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the shares of the Preferred Stock. Those class exemptions include:

•	PTCE 96-23 — for certain transactions determined by in-house asset managers;

•	PTCE 95-60 — for certain transactions involving insurance company general accounts;

•	PTCE 91-38 — for certain transactions involving bank collective investment funds;

•	PTCE 90-1 — for certain transactions involving insurance company separate accounts; and

•	PTCE 84-14 — for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) provides a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

No assurance can be made that all of the conditions of any such exemptions will be satisfied.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the shares of the Preferred Stock by a Plan, the shares of the Preferred Stock may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the shares of the Preferred Stock will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws. Any purchaser or holder of the shares of Preferred Stock or any interest in the shares of the Preferred Stock will be deemed to have represented by its purchase and holding of the shares of the Preferred Stock that either:

•	it is not a Plan and is not purchasing the shares of the Preferred Stock or interest in the shares of the Preferred Stock on behalf of or with the assets of any Plan; or

•	its purchase, holding and disposition of the shares of the Preferred Stock or interest in the shares of the Preferred Stock will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of shares of the Preferred Stock on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of shares of the Preferred Stock, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the shares of the Preferred Stock by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of shares of the Preferred Stock to a Plan is in no respect, a representation by us or the underwriters that any investment in the shares of the Preferred Stock would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

In this section, we summarize certain material U.S. federal income tax considerations relating to the purchase, beneficial ownership, conversion and disposition of the Preferred Stock and the ownership and disposition of our common stock received in respect thereof. This summary deals only with Preferred Stock and our common stock held as capital assets (as defined in the Code).

We do not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to you if you are a holder subject to special rules, such as a bank, thrift institution, real estate investment trust, personal holding company, insurance company or a broker, trader or dealer in securities or currencies. Further, we do not address:

•	the U.S. federal income tax consequences to you if you are a tax exempt organization that holds the Preferred Stock or our common stock;

•	the U.S. federal estate, gift or alternative minimum tax consequences to you of the purchase, beneficial ownership, conversion or disposition of the Preferred Stock or our common stock;

•	the U.S. federal income tax consequences to you if you hold the Preferred Stock or our common stock in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or if your “functional currency” is not the U.S. dollar; or

•	any state, local or foreign tax consequences to you of the purchase, beneficial ownership, conversion or disposition of the Preferred Stock or our common stock.

This summary is based on the Code, U.S. Treasury regulations (proposed, temporary and final) issued thereunder and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

You are a “U.S. Holder” if you are a beneficial owner of the Preferred Stock or our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You are a “Non-U.S. Holder” if you are a beneficial owner of the Preferred Stock or our common stock that is not a U.S. Holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the Preferred Stock or our common stock, the U.S. federal income tax treatment of the partnership and its partners generally will depend on the status of the partner and the activities of the partnership and its partners. If you are a partner in a partnership holding the Preferred Stock or our common stock, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in the Preferred Stock or our common stock.

U.S. Holders

Dividends. Any distribution with respect to the Preferred Stock or our common stock that we pay out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will constitute a dividend and will be includible in gross income by you when paid.

Any such dividend will be eligible for the dividends-received deduction if you are a qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends-received deduction. In addition, if you are a corporate U.S. Holder, you may be required to reduce your basis in your interest in the Preferred Stock or our common stock with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. You should consult your own tax advisor concerning the application of these rules in light of your particular circumstances.

In addition, any such dividend will be considered a “qualified dividend” provided that certain minimum holding period requirements are satisfied. Qualified dividend income received in taxable years beginning before January 1, 2011 by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of taxation.

Distributions with respect to the Preferred Stock or our common stock in excess of our current or accumulated earnings and profits would be treated first as a non-taxable return of capital to the extent of your basis in the Preferred Stock or our common stock, and thereafter as capital gain.

Sale, Exchange or Other Disposition. Upon a sale, exchange or other disposition of the Preferred Stock or our common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. Holders of record who have not previously included such dividends in income) and your adjusted tax basis in the Preferred Stock or our common stock. Your adjusted tax basis in the Preferred Stock or our common stock at the time of any such disposition generally should equal your initial tax basis in the Preferred Stock or our common stock at the time of purchase, reduced by the amount of any cash distributions treated as a return of capital as described above. Such capital gain or loss generally will be long-term capital gain or loss if you have held the Preferred Stock or our common stock for more than one year at the time of disposition. Long-term capital gains recognized by certain non corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of the Preferred Stock into Our Common Stock. You generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of the Preferred Stock. The adjusted tax basis of our common stock that you receive on conversion will equal the adjusted tax basis of the Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which you held the Preferred Stock prior to conversion.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. Any cash received attributable to any declared and unpaid dividends on the Preferred Stock will be treated as described above under “U.S. Holders — Dividends.”

Adjustment of the Conversion Rate. The conversion rate of the Preferred Stock is subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. Holder of the Preferred Stock as having received a constructive distribution includable in such U.S. Holder’s income in the manner as described above under “U.S. Holders — Dividends,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. Holder in our earnings and profits. For example, an increase in the conversion rate to reflect a taxable dividend to holders of our common stock or in connection with certain acquisitions (see “Description of Preferred Stock — Conversion upon Certain Acquisitions”) will generally give rise to a deemed taxable dividend to the holders of the Preferred Stock to the extent of our current and accumulated earnings and profits. In addition, an adjustment to the conversion rate of the Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. Holders of our common stock. Thus, under certain circumstances, U.S. Holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. Holders of the Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.

Backup Withholding and Information Reporting. In general, you may be subject to backup withholding, currently at a rate of 28%, and information reporting with respect to distributions with respect to the Preferred Stock or our common stock and the proceeds received from the disposition of the Preferred Stock or our common stock, unless you are an entity exempt from backup withholding, such as a corporation or a tax-exempt entity, and, when required, demonstrate this fact. If you are not exempt, you may be subject to backup withholding and information reporting unless you provide your Taxpayer Identification Number, or “TIN,” which, if you are an individual, is your Social Security Number; you certify, under penalties of perjury, that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are not subject to backup withholding because (a) you are exempt from backup withholding, (b) you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and you otherwise comply with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax and may entitle you to a refund, provided that you furnish the required information to the IRS in a timely manner.

Non-U.S. Holders

Dividends. In general, dividends (including any constructive distributions taxable as dividends) with respect to the Preferred Stock or our common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. You will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. Any such effectively connected dividends received by you if you are a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable tax treaty.

Sale, Exchange or Other Disposition. Any gain that you realize upon a sale, exchange or other disposition of the Preferred Stock or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) generally will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held the Preferred Stock or our common stock. However, we do not believe that we are currently, and do not anticipate becoming, a U.S. real property holding corporation.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.

Conversion of the Preferred Stock into Our Common Stock. You generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of the Preferred Stock, except with respect to any cash received in lieu of a fractional share that is taxable as described above under “Non-U.S. Holders — Sale, Exchange or Other Disposition.”

Adjustment of the Conversion Rate. As described above under “U.S. Holders — Adjustment of the Conversion Rate”, adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a Non-U.S. Holder in our earnings and profits could result in deemed distributions to the Non-U.S. Holder that are taxed as described under “Non-U.S. Holders — Dividends.” Any constructive dividend deemed paid to you will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. It is possible that U.S. federal tax on the constructive dividend would be withheld from subsequent payments on the Preferred Stock or our common stock. If you are subject to withholding tax under such circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax.

Backup Withholding and Information Reporting. In general, you will not be subject to backup withholding with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of the Preferred Stock or our common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

UNDERWRITING

Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. are acting as the representatives of the underwriters and as the joint book-running managers of this offering. Under the terms of an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of Preferred Stock shown opposite its name below:

Underwriters	Number of Shares

Morgan Stanley & Co. Incorporated
Lehman Brothers Inc.
Huntington Investment Company
SunTrust Robinson Humphrey
Wachovia Capital Markets, LLC

Total	500,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of Preferred Stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of Preferred Stock (other than those shares of Preferred Stock covered by their option to purchase additional shares as described below) offered hereby if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Preferred Stock. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise

Per share	$	$
Total

The representatives of the underwriters have advised us that the underwriters propose to offer the shares of Preferred Stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per share. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $5.0 million (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 75,000 shares of Preferred Stock at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this section.

Lock-Up Agreements

All of our directors and executive officers have agreed that, subject to certain exceptions, through and including the date 90 days after the date hereof, they will not directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which such person has beneficial ownership within the rules and regulations of the SEC (collectively the “covered shares”). The foregoing restriction is expressly agreed to preclude them from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the covered shares even if such shares would be disposed of by someone other than them. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

We have agreed, through and including the date 90 days after the date hereof, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, except as provided hereunder, any shares of Preferred Stock or our common stock or any security of ours that is substantially similar to the Preferred Stock or our common stock, any options or warrants to purchase any shares of Preferred Stock or our common stock, or any securities that are convertible into or exchangeable for or that represent the right to receive any shares of Preferred Stock or our common stock or any security of ours that is substantially similar to the Preferred Stock or our common stock or file a registration statement with respect to any of the foregoing other than (1) the offer and sale of Preferred Stock pursuant to this prospectus supplement, (2) the grant of stock options or other equity awards pursuant to our existing employee benefit, employee stock purchase or dividend reinvestment plans, (3) the issuance of our common stock pursuant to the exercise of such options or settlement of such equity awards, or (4) upon the consent of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc.

Morgan Stanley & Co. Incorporated and Lehman Brothers Inc., in their sole discretion, may release our common stock or the Preferred Stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock or Preferred Stock and other securities from lock-up agreements, Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock or Preferred Stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Preferred Stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. The underwriters may close out any short position by purchasing shares in the open market. A syndicate short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the Preferred Stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Preferred Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Preferred Stock or preventing or retarding a decline in the market price of the Preferred Stock. As a result, the price of the Preferred Stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

No Listing

There is no public market for the Preferred Stock. The Preferred Stock may be listed on the NASDAQ Global Select Market. There can be no assurance, however, that a listing will be obtained or that an active trading market will develop, or if developed, that an active trading market will be maintained. The underwriters have advised us that they intend to facilitate secondary market trading by making a market in the Preferred Stock. However, the underwriters are not obligated to make a market in the Preferred Stock and may discontinue market making activities at any time. If an active market is not developed or sustained, the market price and liquidity of the Preferred Stock may be adversely affected.

Stamp Taxes

If you purchase shares of Preferred Stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions, financial advisory and other transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions. Among other things, the underwriters may purchase, as principals, loans originated or sold by us.

The Huntington Investment Company is an affiliate of Huntington and is acting as a co-manager in this offering of the Preferred Stock. Accordingly, the offering of the Preferred Stock will conform to the requirements set forth in NASD Conduct Rule 2720. The underwriters will not confirm any sales of the Preferred Stock to discretionary accounts without the specific written consent of the customer.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of Preferred Stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the Preferred Stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of Preferred Stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of Preferred Stock through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the Preferred Stock as contemplated in this prospectus supplement. Accordingly, no purchasers of the Preferred Stock, other than the underwriters, are authorized to make any further offer of the Preferred Stock on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

VALIDITY OF SECURITIES

The validity of the Preferred Stock will be passed upon for us by Venable LLP, Baltimore, Maryland. Additionally, certain legal matters relating to the offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York and by Shearman & Sterling LLP, New York, New York and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

PROSPECTUS

Huntington Bancshares Incorporated

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Junior Subordinated Debt Securities
Warrants
Guarantees
Stock Purchase Contracts for Preferred Stock

Huntington Capital III

Trust Preferred Securities

Huntington Capital IV
Huntington Capital V
Huntington Capital VI

Trust Preferred Securities
Normal Securities
Stripped Securities
Capital Securities

Huntington Center
41 South High Street
Columbus, Ohio 43287
614-480-8300

The securities listed above may be offered and sold, from time to time, by us, the Trusts and/or one or more selling securityholders to be identified in the future in amounts, at prices, and on other terms to be determined at the time of the offering. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. We will describe the specific terms and manner of offering of these securities in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. The expression “Trusts” refers to Huntington Capital III, Huntington Capital IV, Huntington Capital V and Huntington Capital VI, each of which is a statutory trust formed under the laws of the State of Delaware.

Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “HBAN”.

These securities are our unsecured obligations and are not savings accounts, deposits, or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 25, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

We may offer the following securities from time to time:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities;

•	junior subordinated debt securities;

•	warrants;

•	guarantees; or

•	stock purchase contracts for preferred stock.

The Trusts may sell trust preferred securities, normal securities, stripped securities and capital securities representing undivided beneficial interests in all or certain assets of the Trusts, which may be guaranteed by Huntington Bancshares Inc.

Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement. We have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

One or more of our subsidiaries, including The Huntington Investment Company, may buy and sell any of the securities after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus and the related prospectus supplement in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale.

When we refer to “we”, “our”, and “us” in this prospectus, we mean Huntington Bancshares Incorporated and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, Huntington Bancshares Incorporated. References to the “Trusts” are to Huntington Capital III, Huntington Capital IV, Huntington Capital V and Huntington Capital VI, statutory Delaware trusts and the issuers of securities and guarantees to which this prospectus relates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at http://www.huntington.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we and the Trusts are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement related to this prospectus until we and the Trusts sell all the securities offered by this prospectus or, if later, the date on which any of our affiliates cease offering and selling these securities in market-making transactions pursuant to this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2007; and

•	Current Reports on Form 8-K filed on March 17, 2008, March 7, 2008, March 6, 2008, March 4, 2008 (which amends the Current Report on Form 8-K dated July 1, 2007), February 28, 2008, January 22, 2008, January 17, 2008, January 10, 2008, and January 3, 2008.

•	The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on April 28, 1967, including any subsequently filed amendments and reports updating such description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address or calling us at the following telephone number:

Jay Gould Sr.
Investor Relations
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
Phone: 614-480-4060

FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement contains or incorporates by reference forward-looking statements about us. These statements include descriptions of products or services, our plans or objectives for future operations, including pending acquisitions, and forecasts of revenues, earnings, cash flows, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in the accompanying prospectus supplement and those under the heading “Risk Factors” included in our Annual Reports on Form 10-K, and other factors described in our periodic reports filed from time to time with the Securities and Exchange Commission.

We encourage you to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events.

HUNTINGTON BANCSHARES INCORPORATED

We are a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, including our bank subsidiary, The Huntington National Bank, organized in 1866, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, reinsurance of private mortgage insurance, reinsurance of credit life and disability insurance, retail and commercial insurance agency services, and other financial products and services. Our banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia and Kentucky. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, South Carolina and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Sky Insurance offers retail and commercial insurance agency services, in Ohio, Pennsylvania and Indiana. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.

As a registered financial holding company, we are subject to the supervision of the Federal Reserve. We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

We are a separate and distinct legal entity from our bank and other subsidiaries. Our principal source of funds to make payments on our securities is dividends from The Huntington National Bank. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. At December 31, 2007, The Huntington National Bank could not have declared and paid any additional dividends to us without regulatory approval. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. The notes to our consolidated financial statements contained in our annual and quarterly filings with the SEC, which are incorporated by reference into this prospectus, describe the legal and contractual restrictions on the ability of our subsidiaries to make payment to us of dividends, loans, or advances.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities will be added to our general funds and will be available for general corporate purposes, including, among other things:

•	the repayment of existing indebtedness,

•	the repurchase of our common stock,

•	investments in, or extensions of credit to, our existing or future subsidiaries, and

•	the financing of possible acquisitions.

Pending such use, we may temporarily invest the net proceeds in short-term securities or reduce our short-term indebtedness, or we may hold the net proceeds in deposit accounts in our subsidiary bank.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the five years ended December 31, 2007 are indicated below.

	Year Ended December 31,
	2007		2006		2005		2004		2003

Ratio of earnings to fixed charges:
Excluding interest on deposits	1.05	x	2.49	x	3.23	x	3.88	x	3.91	x
Including interest on deposits	1.02	x	1.48	x	1.79	x	2.23	x	2.12	x

The ratio of earnings to fixed charges is calculated as follows:

  (income before income taxes) + (fixed charges)
(fixed charges)

Fixed charges consist of:

•	the consolidated interest expense of Huntington, including or excluding the interest expense of deposits as indicated, and

•	one-third of Huntington’s rental expense, net of rental income from subleases, which we believe is representative of the interest portion of the rental payments.

Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in any of the periods presented. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges presented above.

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) pension, profit sharing, and other employee benefit plans which are subject to Title I of the Employee Retirement Security Act of 1974, as amended (which we refer to as “ERISA”), (ii) plans, accounts, and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), or provisions under federal, state, local, non-U.S., or other laws or regulations that are similar to any of the provisions of Title I of ERISA or Section 4975 of the Code (which we refer to as “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plans, accounts, or arrangements. Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA or Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory, class, or administrative exemption. A fiduciary of any such plan, account, or arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz and Venable LLP. Richards, Layton & Finger, P.A., special Delaware counsel to the Trusts, will pass upon certain legal matters for the Trusts. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of Huntington Bancshares Incorporated internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, SFAS No. 156, Accounting for Servicing of Financial Assets, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.